UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: April 18, 2019

                        PURE HARVEST CANNABIS GROUP, INC.
                   -----------------------------------------
                (Name of registrant as specified in its charter)

     Colorado                 333-212055                   71-0952431
-------------------        ------------------           -------------------
    State of                Commission File                 IRS Employer
  Incorporation                   Number                Identification No.

                            1624 N. Washington Street
                                Denver, CO 80203
                          ---------------------------
                     Address of principal executive offices

                                 (800) 560-5148
                           --------------------------
                      Telephone number, including Area code


          Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written  communications  pursuant to Rule 425 under the  Securities Act (17
    CFR 230.425)

[ ] Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
    Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. [ ]


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
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On April 18, 2019 the Company's directors approved employment agreements with David Lamadrid the Company's President and Chief Executive Officer and Sterling Scott, the Executive Chairman of the Company's board of directors. The employment agreements, which expire on December 31, 2019, provide that the Company will pay Mr. Lamadrid and Mr. Scott each an annual salary of $175,000 and require Mr. Lamadrid and Mr. Scott to devote substantially all of their time to the Company.

     If Mr. Lamadrid or Mr. Scott (either of whom is referred to as the "Executive") dies prior to the termination of the employment agreement, the Company will continue the Executive's compensation and coverage of Executive's direct dependents under all Company health and benefit plans for a period of 120 days, provided that no compensation or benefits will continue past the termination of the employment agreement.

     If Executive becomes unable to perform his employment duties on a full-time basis during the term of the employment agreement, (or, if the Executive becomes "totally disabled" as that term is defined in any Company disability policy) the Company will continue Executive's compensation and coverage of Executive's direct dependents under all Company health and benefit plans during the term of the disability up to a maximum of 90 days after Executive first becomes disabled or up to the date of the termination of the employment agreement, whichever occurs first. This provision will only apply once during the term of the employment agreement.

     In the event that Executive becomes unable to perform his employment duties for a cumulative period of three months during the term of the employment agreement, at the option of the Company, the employment agreement will terminate.

     Upon a Change of Control, (provided Executive elects to terminate his employment within twenty days following a Change of Control), termination of the employment agreement for any reason other than for death, disability, Justifiable Cause, or upon Executive's termination for Good Reason, Executive shall be entitled to receive, in lieu of salary and other benefits under the employment agreement, an amount equal to his then current base salary, payable monthly in arrears without interest for a period of one year, and (ii) continued coverage under all Company health or benefit plans until the sooner of 1.5 years or one month after Executive becomes otherwise employed and eligible for other comparable coverage.

     In the event Executive is terminated for any reason other than for "justifiable cause", death, disability or voluntary termination (unless the Company and Executive mutually agree to such voluntary termination), or if Executive terminates for Good Reason, then any and all unexercised options and/or restricted stock granted to the Executive will be fully vested and exercisable immediately, and any options granted will continue to be exercisable for their full term.

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

     For purposes of the employment agreement,

     o "Change of Control" means (i) acquisition of a controlling interest in the Company by means of merger or other form of corporate reorganization, (ii) the sale or other disposition of all or substantially all of the assets of Company, (iii) any tender offer, exchange offer, stock purchase or other transaction or series of related transactions in which the power to cast the majority of the eligible votes at a meeting of Company's stockholders at which directors are elected is transferred to one or more third parties which did not have such power immediately prior to the transaction, or
          (iv) certain capital reorganizations or reclassifications of the Company's common stock.

     o Justifiable Cause means any of the following events: (a) adjudication by a court of competent jurisdiction that Executive has committed an act of fraud or dishonesty resulting or intended to result, directly or indirectly, in personal enrichment at the expense of the Company;
          (b) the conviction of a felony (other than a motor vehicle related matter or as a result of pursuing the Company's cannabis business in the ordinary course) involving moral turpitude; (c) repeated failure or refusal by Executive to follow written policies and directions reasonably established by the Board of Directors that are not corrected for a period of thirty consecutive days after written notice has been provided to Executive; or (d) persistent willful failure by Executive to fulfill his duties that are not corrected for a period of thirty consecutive days after written notice has been provided Executive.

     o "Good Reason" means the material breach of the employment agreement by the Company (including the Company requiring the Executive to relocate more than 30 miles from his current residence or assigning Executive duties inconsistent with his position , which is not cured after 30-days' notice from Executive.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

April 18, 2019

                                       PURE HARVEST CANNABIS GROUP, INC.


                                       By: /s/ David Lamadrid
                                           -----------------------
                                           David Lamadrid
                                           Chief Executive Officer